U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Hart                         Paul                     J.
-------------------------------------------------------------------------------
     (Last)                       (First)              (Middle)

     c/o NYMAGIC, INC.
     330 Madison Avenue
-------------------------------------------------------------------------------
                                    (Street)

     New York,               NY            10017
-------------------------------------------------------------------------------
     (City)                            (State)                (Zip)


-------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

     September 18, 2002
-------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


-------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     NYMAGIC, INC. ("NYM")
-------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

               Vice President, General Counsel and Secretary
               ---------------------------------------------
-------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)


-------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

===================================================================================================================================
                                      Table I -- Non-Derivative Securities Beneficially Owned
===================================================================================================================================

                                                                3. Ownership Form:
                                     2. Amount of Securities       Direct (D) or
1. Title of Security                    Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                           (Instr. 4)                 (Instr. 5)            (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
    No Securities Beneficially owned
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                        (Over)


FORM 3 (continued)

                                       Table II -- Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
===================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct      6. Nature of
                         ----------------------                            or              Exercise       (D) or         Indirect
                         Date       Expira-                                Number          Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares          Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:




 /s/ Paul J. Hart                                              10/15/02
--------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                        Page 2